Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of June 28th, 2012.

BETWEEN:

RESPONSE BIOMEDICAL CORP. (the “Company”), having an office at 1781 West 75th Ave., Vancouver, BC, Canada V6P 6P2,

AND
W.J. Bill Adams, (the “Executive”), having a residence at
Vancouver, BC

WHEREAS:

A.	The Company wishes to employ the Executive in the position of Chief Financial Officer (“CFO”) and the Executive wishes to accept such employment; and

B.	The Company and the Executive (together the “Parties”) have agreed to set out in writing the terms and conditions of employment.

In consideration of the premises and the mutual agreements set forth below, the Parties agree as follows:

1.	EMPLOYMENT

1.1	Position

The Company will employ the Executive, and the Executive will serve the Company in the position of CFO on the terms and conditions set out herein.

1.2	Reporting

The Executive shall report and be directly responsible to the Chief Executive Officer, or such other person as may be selected by the Board of Directors of the Company.

1.3	Duties

The CFO is directly responsible for the financial health of the Company, the success of its operations, and strategic financial planning. As a member of the senior leadership team, the CFO will be an advisor to the CEO, evaluating and assisting with the Company’s financial plans and economic modeling. The CFO will be responsible for overseeing all fiscal and fiduciary responsibilities for the Company, in conjunction with the board of directors and the finance, audit, and investment committees of the board.

In addition, the CFO, will be responsible for administrating Response’s Intellectual Property portfolio and for managing most Business Development projects.

The CEO may make reasonable changes to the Executive’s duties without notice in accordance with the Company’s business needs, provided that such changes are consistent with executive-level duties and responsibilities, and any such changes will not constitute a breach of the terms of employment.

1.4	Term

The Executive’s employment will commence on August 13, 2012, (the “Start Date”) and will continue until this Agreement is terminated as provided herein (the “Term”).

1.5	Performance

During the employment, the Executive will use his best efforts to:

(a)	well and faithfully serve the Company;

(b)	act in, and promote, the best interests of the Company;

(c)	devote the whole of the Executive’s working time, attention and energies to the business and affairs of the Company;

(d)	comply with all terms of this Agreement and any other Agreements entered into with the Company; and

(e)	comply with all of the Company’s policies and procedures as amended from time to time, and all applicable regulatory requirements.

1.6	Conflict of Interest

The Executive will not act in a manner where his private interest conflicts or could be perceived to conflict with his obligations to the Company.  The Executive acknowledges and agrees that he is not party to any agreement that could prevent or negatively impact or interfere with the proper and full performance of his duties under this Agreement.  During the Term, the Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO.

2.	COMPENSATION AND BENEFITS

2.1	Salary

The Company will pay the Executive an annual salary of $241,500.00 (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, applicable withholdings. The Executive’s salary will be subject to review and adjustments made based upon the Company’s normal performance review practices provided however, that the annual salary will not be reduced without the Executive’s consent.

2.2	Short Term Incentive

The Executive shall be eligible to participate in any incentive program that is applicable to executives of the Company, including the Company’s Short-Term Incentive Plan (“STI Plan”).  The Company may make changes to its incentive programs, including the STI Plan, without notice in accordance with its business needs, and any changes will not constitute a breach of the terms of employment.  The target annual incentive payment for the Executive under the current STI Plan is thirty-five percent (35%) of Base Salary for the year. This payment is based on the achievement of both corporate and personal objectives. The performance target for corporate objectives is seventy five percent (75%), and the performance target for the achievement of personal objectives is twenty five percent (25%). Any incentive payment payable pursuant to this paragraph will be paid no later than the fifteenth day of the third month of the year following the year in which it was earned.

2.3	Stock Options

It will be recommended at the first meeting of the Board following the Start Date, that the Company grant the Executive an option to purchase one million, two hundred and ninety thousand (1,290,000) shares of the Company’s Common Stock at an exercise price per share equal to the fair market value per share on the date of the grant (the “Option”).  The Option will be subject to applicable regulatory and shareholder approval and if such approval is not granted the Executive will not be entitled to the Option.  The Option will be scheduled to vest as to 25% of the shares subject to the Option one year after the Start Date, and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of the month as the Start Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Start Date, subject to the Executive continuing to be a Service Provider (as defined in the Option Plan) through the relevant vesting dates.  The Option will be subject to the terms, definitions and provisions of the Company's 2008 Stock Option Plan (the “Option Plan”) and the stock option agreement by and between the Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference, subject to future amendments from time to time.

As the value of any grant of stock options will be based on market value and other factors, the Company makes no representation or guarantee that any grant of stock options (including the Option) will attain or result in any particular value or compensation to the Executive and the Company is not liable to the Executive for any loss or failure to gain from the grant, retention or exercise of any stock options (including the Option).

2.4	Group Life and Health Benefits

During the term of this Agreement and effective the “Start Date”, the Company will make available to the Executive the insured life and health benefit plans comparable to those provided to other executives of the Company (the “Benefits”).  In addition the Company will pay up to $2,000.00 per year towards additional term life insurance premiums for the Executive. The terms and conditions of the Benefits (including eligibility) will be determined by the plans or policies from time to time established or purchased by the Company.  Where any benefit is provided through an insured plan, the liability of the Company will be limited to paying its share of the applicable premium.  The Company may cancel or make changes to the Benefits without notice in accordance with its business needs, and any cancellation or changes will not constitute a breach of the terms of employment.

2.5	Vacation

The Executive shall be eligible to earn up to twenty days of paid vacation per year, prorated for any partial year of employment, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations to be mutually and reasonably agreed to by the Parties.

2.6	Expenses

The Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive's duties under this Agreement, in accordance with the Company's expense reimbursement policy as in effect from time to time.

3.	TERMINATION

3.1	Termination without Just Cause

The Company may terminate the employment of the Executive without just cause by immediately terminating his employment and providing him: (i) pay in lieu of notice equal to nine (9) months’ Base Salary; and (ii) a prorated incentive payment based on the last incentive payment made to the Executive.  If the Company chooses to provide the Executive with pay in lieu of notice it shall be payable in equal monthly instalments over a period of nine (9) months following the date of termination.  The notice or payment in lieu of notice required by this clause will be the total and maximum notice or compensation to which the Executive is entitled with respect to the termination of employment by the Company, and the Company will have no further obligations to the Executive with respect to the termination of employment, including any further compensation, severance pay or damages of any kind.

3.2	Termination for Just Cause

Notwithstanding any other provision of this Agreement, the Company may immediately terminate the Executive’s employment at any time for just cause, without prior notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

3.3	Resignation

The Executive may resign his employment at any time by providing the Company with four (4) weeks written notice of resignation, which notice may be waived in whole or in part by the Company.  The Company agrees to pay the Executive his then-current salary and benefits for the full 4-weeks, even if it waives any portion of the 4-week notice period.

3.4	Directorship and Offices

Upon the termination of employment with the Company for any reason, the Executive will immediately resign any directorship or office held in the Company or any parent, subsidiary or affiliated companies of the Company and, except as provided in this Agreement, the Executive will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of his directorship, office or otherwise.

3.5	Benefits

The Benefits will cease on the date a resignation of employment is effective, pursuant to section 3.3, of this Agreement or the date of termination pursuant to section 3.2 of this Agreement, and the Company will have no obligation to extend the Benefits.  In the event the Executive is terminated pursuant to Section 3.1 of the Agreement, the Company will continue medical and dental coverage during the nine (9) month severance period, or such longer period as referenced by section 3.6, provided such benefits can be continued pursuant to the terms of the applicable plan.

3.6	Severance Period

The period of nine (9) months referred to in Subsections 3.1 and 3.5 will automatically, and without further action by the Company or the Executive, be amended and increase by one (1) month after the expiry of each full year that the Executive is the CFO of the Company, commencing with the first such increase effective August 13, 2013, up to a maximum of twelve (12) months in aggregate (i.e. up to an additional three (3) months).

4.	CONFIDENTIALITY AND WORK PRODUCT OWNERSHIP AGREEMENT

4.1           As a condition of employment, the Executive will enter into the Company’s Confidentiality and Work Product Ownership Agreement (the “Confidentiality Agreement”).

5.	RESTRICTED ACTIVITIES

5.1	Acknowledgment

The Executive acknowledges that:

(a)           the business of the Company is highly competitive;

(b)           the Executive will have access to and be entrusted with confidential information and the Executive will be involved in, and responsible for making or contributing to, strategic, supervisory and managerial decisions for the Company;

(c)           the scope of the role of the Executive with the Company will be such that the confidential information the Executive will have access to, and be entrusted with, and the decisions that the Executive be involved in and responsible for making or contributing to, will relate to many aspects of the business of the Company;

(d)           the Executive will develop important relationships with key stakeholders in the business of the Company, including, without limitation, contractors, suppliers and executives, such that the goodwill and viability of the Company will depend in part on the Executive; and

(e)           as a result, the business of the Company would be vulnerable to the Executive engaging in activities that are competitive with or detrimental to aspects of the business of the Company during the Term and for a reasonable period after the termination of the Executive’s employment for any reason.

5.2	Non-Competition

During the Term and for a period of twelve (12) months after the termination of the Executive’s employment for any reason the Executive will not, directly or indirectly, engage in any undertaking or business, whether as an employee, partner, principal, agent, consultant, or otherwise, that provides, in competition with the Company, any products or services that are the same as or substantially similar to the products or services offered by the Company as of the date of termination of the Executive’s employment.

5.3	Other Restrictions

During the Term and for a period of twelve (12) months after the termination of employment for any reason the Executive will not, directly or indirectly:

(a)           contact or communicate with any Customer for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company;

(b)           solicit, divert, or take away from the Company the business of any Customer;

(c)           service, or otherwise enter into contractual relations with, any Customer for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company; or

(d)           solicit or encourage any employee or contractor of the Company with whom the Executive became acquainted as a result of the Executive’s employment to terminate their relationship with the Company,

5.4	Definition of Customer

For the purposes of section 5.3 of this Agreement, “Customer” means any person with whom the Executive became acquainted or to whom the Executive provided products or services during the Executive’s employment with the Company, but excluding any person with whom the Company has not done business in the two years preceding the termination of employment.

5.5	Other Duties

The restrictions contained in this section 5 are in addition to and do not derogate from any other duties and obligations (including fiduciary obligations) the Executive may have to the Company under any applicable laws.

6.	General

6.1	Enforcement

The Executive’s covenants and obligations under section 5 (Restricted Activities) are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and any breach of those covenants and obligations would result in loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages.

In the event of any actual or threatened breach of any of those covenants and obligations by the Executive, the Company will, in addition to all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction, or order for specific performance, and the Executive will not oppose the granting of any such judicial relief and hereby waive all defences to the strict enforcement of those covenants and obligations and such judicial relief.

6.2	Governing Law/Courts

This Agreement and all related matters will be governed by, and construed in accordance with, the laws of British Columbia, Canada and the federal laws of Canada applicable therein. The Executive hereby irrevocably submits and attorns to the non-exclusive jurisdiction of the Supreme Court of British Columbia sitting in the City of Vancouver regarding any and all disputes arising from, connected with or relating to this Agreement or any related matter.

6.3	Legal Advice

The Executive acknowledges that the Company recommended that the Executive obtain independent legal advice before executing this Agreement and the Confidentiality Agreement, and that the Executive has had the opportunity to do so.

6.4	Collection and Use of Personal Information

The Executive acknowledges that the Company will collect, use and disclose health and other personal information for employment and business related purposes.  The Executive consents to the Company collecting, using and disclosing personal information of the Executive for employment and business related purposes in accordance with the privacy policy of the Company and applicable privacy laws.

6.5	Dispute Resolution

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information, intellectual property or enforce the restrictive covenants herein, that dispute will be resolved confidentially as follows:

(a)
Amicable Negotiation – The Parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations;

(b)
Mediation – If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party.  If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the British Columbia Arbitration and Mediation Society to have one appointed.  The mediation will be held in Vancouver, BC, in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) Commercial Mediation Rules, and each Party will bear its own costs, including one-half share of the mediator’s fees.

(c)
Arbitration – If, after mediation, the Parties have been unable to resolve a dispute and the mediator has been inactive for more than 90 days, or such other period agreed to in writing by the Parties, either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party.  If the Parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either Party may make application to the British Columbia Arbitration and Mediation Society to appoint one.  The arbitration will be held in Vancouver, BC, in accordance with the BCICAC’s Shorter Rules for Domestic Commercial Arbitration, and each Party will bear its own costs, including one-half share of the arbitrator’s fees.

6.6	Miscellaneous

No consent or waiver by the Company to or of any breach of this Agreement by the Executive will be effective unless in writing and signed by the Company, or deemed or construed to be a consent to or waiver of a continuing breach or any other breach of this Agreement by the Executive. If any provision of this Agreement is determined to be unenforceable or invalid for any reason, then that provision will be deemed to be severed from this Agreement and the remaining provisions will continue in full force and effect without being impaired or invalidated in any way, unless as a result of the severance this Agreement would fail in its essential purpose. This Agreement will enure to the benefit of and be binding upon the Executive and the Executive’s heirs, executors, administrators, personal representatives and permitted assigns. This Agreement will enure to the benefit of the Company and its successors, assigns and licensees. The Executive will not assign this Agreement or assign or delegate any of the Executive’s rights, duties or obligations under this Agreement without the Company’s prior written consent, which may be withheld by the Company in its discretion. The Company may assign this Agreement to any person.

6.7	Entire Agreement

This Agreement, the Company’s policies and procedures as amended from time to time and the Confidentiality Agreement constitute the entire agreement between the Executive and the Company regarding the Executive’s employment with the Company, and supersede all previous communications, representations, negotiations, discussions, agreements or understandings, whether oral or written, regarding the Executive’s employment with the Company. There are no other representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Executive and the Company other than as expressly set forth in this Agreement and the Confidentiality Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first written above.

RESPONSE BIOMEDICAL CORP.

Per:	/s/ Jeffrey Purvin
Jeffrey Purvin
Chief Executive Officer

/s/ W.J. Bill Adams
W.J. Bill Adams